Exhibit 23.3


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-42153 of Harvest States Cooperatives on Form S-8 of our report dated March 21, 2001 on the consolidated financial statements of Ventura Foods, LLC and subsidiary, appearing in this Annual Report on Form 10-K/A of Cenex Harvest States Cooperatives for the year ended August 31, 2000.

DELOITTE & TOUCHE LLP

Los Angeles, California
March 29, 2001